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                              E X H I B I T   1 1


                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

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


                                             Three Months Ended   Nine Months Ended
                                                September 30         September 30
(Thousands of dollars and shares)               1997     1996        1997      1996
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

Net income                                    $  742   $   22       $  785   $  714
                                             =======================================


Weighted average shares of
 Common Stock outstanding                     18,537   16,647       18,367    16,411

Shares of Common Stock issuable upon
 conversion of Convertible Preferred Stock     5,535    7,423        3,690     7,423

Shares of Common Stock issuable upon
 exercise of employee stock options            1,558    2,274          923     2,022
                                             ---------------------------------------
Total shares of Common Stock and
 Common Stock equivalents                     25,630   26,344       22,980    25,856
                                             =======================================

Net income per share                         $  .029  $  .001      $  .034   $  .028
                                             =======================================
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(1) Primary and fully diluted per share earnings are substantially the same for each period presented.

(2) Common Stock equivalents were anti-dilutive in the first quarter of 1997.
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